Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 21, 2024 relating to the financial statements of Creative Realities, Inc. as of and for the year ended December 31, 2023, appearing in the Annual Report on Form 10-K of Creative Realities, Inc. for the year ended December 31, 2024, as filed on March 14, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Deloitte & Touche LLP

Louisville, Kentucky

December 19, 2025